Exhibit 10.2

RETIREMENT AND SEPARATION AGREEMENT

This Retirement and Separation Agreement (the “Agreement”) is entered into by and between ONCOTHYREON INC., a Delaware Corporation, (the “Company”) and ROBERT KIRKMAN, M.D. (“Executive”) (each of Executive and the Company, a “Party,” and collectively, the “Parties”). This Agreement shall become effective (the “Effective Date”) on January 11, 2016.

WHEREAS, the Company and Executive desire to supersede the Executive’s current employment agreement dated August 29, 2006 as amended on December 31, 2008 and December 3, 2009, to provide for Executive’s retirement on the terms and conditions hereinafter set forth on the Separation from Service Date (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

1. Retirement. The Parties agree that Executive shall retire as President and Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”) on the Effective Date (the “Separation from Service Date”). Executive shall also resign from all other positions that he holds with the Company and any subsidiaries or affiliates of the Company on the Separation from Service Date.

2. Severance Obligations.

(a) Accrued Compensation. The Company will pay Executive (i) earned salary, (ii) any earned bonus that would have been paid to Executive with respect to fiscal year 2015 notwithstanding his retirement prior to January 31, 2016; (iii) any accrued, but unused vacation, and (iv) reimbursement of any outstanding expenses after receiving the customary and necessary substantiation from him, as of the Separation from Service Date. Executive will be entitled to these payments upon termination of his employment even if he does not execute this Agreement.

(b) Cash Severance. Executive (or in the event of his death, his beneficiary) shall receive, subject to Sections 3 and 4, $1,620,000, payable in one lump sum payment following the Separation from Service Date (reduced by any amount owed by Executive to the Company).

(c) Vesting and Exercisability of Option Awards. Subject to Section 3, all of Executive’s unvested stock options shall vest and become exercisable in full as soon as practicable following the Separation from Service Date, and subject to Section 3, and together with all of Executive’s currently vested and exercisable options (collectively, the “Options”) shall continue to be exercisable until the expiration of the Options’ current terms regardless of Executive’s retirement on the Separation from Service Date.

(d) In the event Executive is eligible for and timely elects continued health care under COBRA and subject to Section 3, Company shall pay for Executive’s health care coverage under COBRA for the period January 1, 2016 through December 31, 2016 or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the 60th day following the Separation from Service Date.

(e) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive receives severance under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

3. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of the severance payment pursuant to Section 2(b), the Option vesting and Option exercisability pursuant to Section 2(c) and the COBRA payment pursuant to Section 2(d) will be subject to Executive signing and not revoking a release of claims, in a form attached hereto as Exhibit A (a “Release”), with the Release to become effective no later than thirty (30) days following the Separation from Service Date provided that such release shall not release any of Executive’s rights to indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company. Such Release will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers and the Company similarly will not disparage, and will use its reasonable best efforts to ensure that the members of the Board and the Company’s senior executive officers do not disparage Executive.

(b) Nonsolicitation. Executive agrees that, for a period of one (1) year following the Separation from Service Date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) will not solicit business from any of the Company’s substantial customers and users (the “No-Solicit”). If Executive breaches the No-Inducement or the No-Solicit, all benefits to which Executive otherwise may be entitled pursuant to Section 2 will cease immediately.

(c) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

4. Section 409A. Amounts paid under this Agreement satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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5. Consultancy. Executive will continue to be available for consultation and/or advice from the Separation from Service Date through March 31, 2016 (the “Consultancy Period”) for no additional consideration up to eight (8) hours per week.

6. Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

7. Confidential Information. Executive acknowledges and agrees that he continues to be bound by the Company’s standard form of employee confidential information agreement (the “Confidential Information Agreement”). Executive may retain his (i) Company cell phone and will work with the Company’s IT Department to delete confidential information and (ii) his laptop computer after it has been cleaned of all Company specific information by the Company.

8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Any successor will expressly assume in writing all of the Company’s obligations under this Agreement. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

9. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Oncothyreon Inc.

2601 Fourth Avenue

Suite 500

Seattle, WA 98121

Attention: General Counsel

If to Executive:

at the last residential address known by the Company as provided by Executive in writing.

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10. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

11. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous plan or agreements whether written or oral, including, without limitation, the employment agreement by and between Executive and the Company, dated as of August 29, 2006, as amended December 31, 2008 and December 3, 2009, and the Company’s Share Option Plan. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

12. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

13. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

14. Governing Law. This Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

15. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ONCOTHYREON INC.

By:	/s/ Dr. Christopher Henney, Ph.D.	Date:	January 11, 2016

Name:	Dr. Christopher Henney, Ph.D.

Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Robert Kirkman, M.D.		Date:	January 11, 2016
ROBERT KIRKMAN, M.D.

SIGNATURE PAGE TO ROBERT KIRKMAN, M.D. AGREEMENT

EXHIBIT A

Release Agreement

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release of Claims

a. In consideration of the payments and benefits to be made under that certain Retirement and Separation Agreement between Robert Kirkman, M.D. (the “Executive”) and Oncothyreon Inc. (the “Company”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and each of its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), their present and former officers, directors, managers, executives, shareholders, partners, members, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (individually, a “Company Released Party” and, collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature, in law, at equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected (“Claims”), that the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Retirement and Separation Agreement or the Executive’s employment with the Company or any member of the Company Affiliated Group, or any termination of such employment, including Claims (i) for unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Washington laws against discrimination, and any similar or analogous state statute, excepting only:

(i) rights of the Executive arising under, or preserved by, this Release of Claims;

(ii) rights of the Executive to severance and other benefits pursuant to the terms of the Retirement and Separation Agreement;

(iii) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(iv) claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(v) rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation (or similar document) of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

b. You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

It is expressly understood and agreed by the parties that this Release of Claims in full accord, satisfaction and discharge of any and all doubtful and disputed claims by the Executive against the Company Released Parties, and that this Release of Claims has been signed with the express intent of extinguishing all obligations as herein described, and as provided for in the Washington Civil Code or under the applicable laws of any other state.

c. From and after the date hereof, (a) the Executive shall not make any statement that is intended to become public, orally or in writing, regardless of whether such statement is truthful, nor take any action, that criticizes, ridicules or disparages or is otherwise derogatory of any of the members of the Board and the senior executive officers or which could reasonably be expected to harm the reputation or goodwill of the Company, the members of the Board or the senior executive officers and (b) the Company shall not make, and shall use its reasonable best efforts to ensure that its senior executive officers and the members of the Board shall not make, directly or indirectly, any statement that is intended to become public, or that should reasonably be expected to become public, orally or in writing, regardless of whether such statement is truthful, nor take any action that criticizes, ridicules or disparages or is otherwise derogatory of the Executive or his family or which could reasonably be expected to harm the reputation or goodwill of the Executive or his family.

d. The Parties acknowledge that the Executive is not releasing any Claim that may arise AFTER the execution of this Release of Claims, including Claims for violations of the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.

e. The Executive represents that he has not filed any claim, complaint, charge or lawsuit against any Company Released Party with any governmental agency or any state or federal court. The Executive agrees that neither he nor any person, organization or any other entity acting on his behalf will file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action, claim, charge, grievance or demand for damages or other relief (including injunctive, declaratory, monetary or otherwise) against the Company Released Parties with respect to the Claims that are the subject of this Release of Claims. Notwithstanding the foregoing, nothing in this Release of Claims prohibits the Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC. Nothing in this Release shall be deemed to preclude the Executive from challenging the knowing and voluntary nature of his waiver of ADEA claims, or from challenging any breach of this Release of Claims, or to seek its enforcement in a court of competent jurisdiction.

f. The Executive acknowledges and agrees that the release of claims set forth in this Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

g. Executive hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any charge, proceeding or action brought against a Company Released Party by the Executive or by any other person on the Executive’s behalf, including, without limitation, the EEOC or any other administrative agency, asserting any Claims released by the Executive herein. Notwithstanding the foregoing, the Executive does not waive rights, if any, he may have to unemployment insurance benefits or workers’ compensation benefits.

h. The Executive acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Release of Claims prior to entering into it. Any modifications made to the Release of Claims, whether material or not, shall not extend or re-start the twenty-one (21) calendar day period. The Executive agrees to notify the Company of acceptance of the Release of Claims by delivering a signed copy of this Release of Claims to the Company. The Executive understands that the entire twenty-one (21) calendar day period may be taken to consider the Release of Claims. The Executive may return this Release of Claims in less than the full twenty-one (21) calendar day period. By signing and returning this Release of Claims, the Executive acknowledges that the consideration period afforded him was a reasonable period of time to consider fully each and every term of this Release of Claims. If the Executive accepts the terms hereof and executes this Release of Claims, he may thereafter, for a period of seven (7) calendar days following (and not including) the date of execution, revoke this Release of Claims. If the Executive elects to revoke this Release of Claims, written notice of such revocation must be delivered to the Chief Human Resources Officer at the Company in such a manner that it is actually delivered to the Company, attention Chief Human Resources Officer within the seven (7) calendar day period. If no such revocation occurs, this Release of Claims shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven (7)-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to the benefits under Section 2 of the Retirement and Separation Agreement.

i. The Executive acknowledges that by this writing he has been advised by the Company to seek the advice and assistance of an attorney with regard to the effect of this Release of Claims prior to signing it, and has been given a sufficient period within which to consider this Release of Claims.

j. The Executive acknowledges that the release of claims set forth in this Release of Claims relates only to claims that exist as of the date of this Release of Claims.

k. The Executive acknowledges that the payments he is receiving under the Retirement and Separation Agreement in connection with this Release of Claims are in addition to anything of value to which the Executive is entitled from the Company.

l. This Release of Claims shall be governed by the laws of the State of Washington, without regard to any reference to provisions concerning conflict of laws.

m. This Release of Claims may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of the undersigned.

n. If any provision of this Release of Claims or the application thereof to any person, place, or circumstance shall be held by an arbitrator or court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release of Claims and such provisions as applied to other person, places, and circumstances shall remain in full force and effect.

o. This Release of Claims is hereby incorporated into and forms a part of the Retirement and Separation Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Release of Claims, in the case of the Company by a duly authorized member of the Board of Directors, as of the day and year written below.

COMPANY:

ONCOTHYREON INC.

By:	/s/ Dr. Christopher Henney, Ph.D.	Date:	January 11, 2016

Name:	Dr. Christopher Henney, Ph.D.

Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Robert Kirkman, M.D.		Date:	January 11, 2016
ROBERT KIRKMAN, M.D.

[SIGNATURE PAGE TO ROBERT KIRKMAN, M.D. RELEASE OF CLAIMS]